Exhibit 5.3

The General Partner (as defined below), acting as manager and general partner of the Company (as defined below) (the Addressee)

Allen & Overy

société en commandite simple, inscrite au barreau de Luxembourg

5 avenue J.F. Kennedy L-1855 Luxembourg

Boîte postale 5017 L-1050 Luxembourg

Tel      +352 4444 55 1

Fax      +352 4444 55 222

frank.mausen@allenovery.com

Our ref A&O/0074823-0000027 EUO2: 2004150639.4

Luxembourg, 19 April 2024

Tyco Fire & Security Finance S.C.A. – April 2024 Senior Bond Offering

Dear Sir or Madam,

1.

We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated and organised under the laws of Luxembourg with its registered office at 2, rue Jean Monnet, L-2180 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B190265 (the Company) in connection with the Company’s issuance, with Johnson Controls International plc, a public company limited by shares, incorporated under the laws of Ireland (JCI), as co-issuers, of USD 700,000,000 aggregate principal amount of 5.500% Senior Notes due 2029 (the Notes) and the Agreements (as defined below).

2.	DOCUMENTS

We have examined, to the exclusion of any other document, copies of the documents listed below:

2.1	an electronic copy of the restated articles of association (statuts coordonnés) of the Company in a version dated 25 September 2020 (the Company Articles);

2.2

an electronic copy of the restated articles of association (statuts coordonnés) of Tyco Fire & Security S.à r.l. (the General Partner) in a version dated 25 September 2020 (the General Partner Articles and, together with the Company Articles, the Articles);

2.3

an electronic copy of a certificate of non-inscription of a judicial decision or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Register in respect of the Company 16 April 2024 stating that on the day immediately prior to the date of issuance of the certificate, there were no records at the Register of any order or decision regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) judicial reorganisation (réorganisation judiciaire) or (iii)

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Séoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C.

administrative dissolution without liquidation (dissolution administrative sans liquidation) (the Company Certificate);

2.4

an electronic copy of a certificate of non-inscription of a judicial decision or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Register in respect of the General Partner dated 18 April 2024 stating that on the day immediately prior to the date of issuance of the certificate, there were no records at the Register of any order or decision regarding, amongst others, a (i) bankruptcy adjudication against the General Partner, (ii) judicial reorganisation (réorganisation judiciaire) or (iii) administrative dissolution without liquidation (dissolution administrative sans liquidation) (the General Partner Certificate and, together with the Company Certificate, the Certificates);

2.5

an e-mailed scanned signed copy of the resolutions taken by the board of managers of the General Partner in its capacity as manager and general partner (gérant - associé commandité) of the Company on 8 March 2024 (the Resolutions);

2.6	an e-mailed copy of the preliminary prospectus supplement dated 16 April 2024, relating to the offering of the Notes (the Preliminary Prospectus Supplement);

2.7

an e-mailed copy of the final prospectus supplement dated 16 April 2024, relating to the offering of the Notes (the Final Prospectus Supplement and together with the Preliminary Prospectus Supplement, the Prospectus Supplements);

2.8

an e-mailed scanned copy of the Registration Statement on Form S-3 (File Nos. 333-269534 and 333-269534-01) dated 2 February 2023 filed with the U.S. Securities and Exchange Commission (the SEC) by the Company as registrant with respect to debt securities described therein (the Debt Securities) and JCI as registrant (the Registration Statement);

2.9

an e-mailed scanned signed copy of the New York law governed underwriting agreement dated 16 April 2024 and made between, among others, the Company, acting through the General Partner, and JCI as issuers and Citigroup Global Markets Inc., TD Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC as representatives of the several underwriters named in Schedule II thereto (the Underwriting Agreement);

2.10

an e-mailed scanned signed copy of the New York law governed eleventh supplemental indenture agreement dated 19 April 2024 and made between the Company, acting through the General Partner, and JCI as issuers and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) (the Trustee) as trustee (the Eleventh Supplemental Indenture), relating to the Base Indenture (as defined below);

2.11

an e-mailed scanned signed copy of the New York law governed indenture agreement dated 28 December 2016 and made between JCI as issuer and the Trustee as trustee (the Base Indenture, and as supplemented by the Eleventh Supplemental Indenture, the Indenture); and

2.12	an e-mailed scanned signed copy of the global notes representing the Notes (the Global Notes).

The documents listed in paragraphs 2.9 and 2.10 above are herein collectively referred to as the Agreements. The terms “Agreements”, “Underwriting Agreement” and “Indenture”, include, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Agreements.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1

the genuineness of all signatures (whether handwritten or electronic), stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2

the due authorisation, entry into, execution and delivery of the Agreements and the Indenture by all the parties thereto (other than the Company) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and the compliance with all internal authorisation procedures by each party (other than the Company) for the execution by it of the Agreements and the Indenture to which it is expressed to be a party;

3.3

that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Agreements and the Registration Statement;

3.4

that all authorisations, approvals and consents under any applicable law (other than Luxembourg law to the extent opined upon herein) which may be required in connection with the entry into, execution, delivery and performance of the Agreements and the Indenture and with the execution and filing of the Registration Statement and the issue of the Notes have been or will be obtained;

3.5	that the Registration Statement, the Global Notes and the Agreements have in fact been signed in conformity with the Resolutions;

3.6

that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the European Insolvency Regulation)) of the Company and the General Partner are located at the place of their respective registered office (siège statutaire) in Luxembourg and that the Company and the General Partner have no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg;

3.7	that the Company and the General Partner comply with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.8

that the Agreements and the Indenture are legally valid, binding and enforceable under their respective governing law and all other applicable laws (other than Luxembourg law to the extent opined upon herein), that the choices of such governing law and of the jurisdiction clauses are valid (as a matter of such governing law and all other applicable laws (other than Luxembourg law to the extent opined upon herein)) as the choice of the governing law and the submission to the jurisdiction of the chosen courts for the Agreements and the Indenture;

3.9

that the Agreements and the Indenture are entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

3.10	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.11

that the entry into and performance of the Agreements and the Indenture and the execution, the filing of the Registration Statement and the issue of the Notes are for the corporate benefit (intérêt social) of the Company;

3.12

that the Resolutions have not been amended, rescinded, revoked or declared void and that the meeting of the board of managers of the General Partner acting as manager and general partner of the Company (as referred to in paragraph 2.5 above) has been duly convened and validly held and included a proper discussion and deliberation in respect of all the items of the agenda of the meeting;

3.13	that the Articles have not been modified since the dates referred to in paragraphs 2.1 and 2.2 above;

3.14

that the Company and the General Partner do not carry out an activity in the financial sector on a professional basis (as referred to in the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended);

3.15

the Company and the General Partner do not carry out an activity requiring the granting of a business licence under the Luxembourg act dated 2 September 2011 relating to the establishment of certain businesses and business licences, as amended;

3.16

the absence of any other arrangement by or between any of the parties to the Agreements and the Indenture or between the parties to the Agreements and the Indenture and any third parties which modifies or supersedes any of the terms of the Agreements or otherwise affects the opinions expressed herein;

3.17

there is neither a vitiated consent (vice de consentement) by reason of mistake (erreur), fraud (dol), duress (violence) or inadequacy (lésion), nor an illicit cause (cause illicite) in relation to any of the Agreements and the Indenture;

3.18	that all agreed conditions to the effectiveness of the Agreements and the Indenture have been or will be satisfied; and

3.19

that the Company does not or will not process personal data in relation to which it has not made a notification to, or obtained an authorisation from, the relevant Luxembourg authorities under applicable data protection laws.

4.	OPINIONS

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1	Status

The Company is a partnership limited by shares (société en commandite par actions), formed for an unlimited duration under the laws of Luxembourg.

The General Partner is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration under the laws of Luxembourg.

4.2	Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform the Agreements and the Indenture and to issue the Notes and has taken all necessary corporate actions to authorise the execution of the Agreements and the issue of the Notes.

4.3	Execution

The Agreements and the Global Notes have been duly executed on behalf of the Company.

4.4	Non-conflict

The entry into and performance by the Company of the Agreements, and the compliance by the Company with the terms of such Agreements and with the terms of the Indenture and the issue and delivery of the Notes by the Company, do not violate the Articles or any applicable law of Luxembourg relating to partnerships limited by shares generally.

4.5	No consents

No authorisations, approvals or consents of governmental, judicial and public bodies and authorities of or in Luxembourg are required under statute in connection with the entry into, delivery or performance by the Company of the Agreements, with the performance by the Company of its obligations under the Indenture and with the issue and delivery of the Notes by the Company.

4.6	Application of governing law

The choice of laws of the State of New York as the governing law of the Agreements, the Indenture and the Notes would be upheld as a valid choice of law by the courts of Luxembourg and applied by those courts in proceedings in relation to the Agreements, the Indenture and the Notes as the governing law thereof.

4.7	Submission to jurisdiction

The submission to the jurisdiction of New York state or federal court by the Company contained in the Agreements, the Indenture and the Notes constitutes an effective submission by the Company to the jurisdiction of such courts.

4.8	Enforcement of judgments

(a)

A final and conclusive judgment in respect of the Agreements, the Indenture and the Notes obtained against the Company in a New York state or federal court would be recognised and enforced by the Luxembourg courts without re-examination of the merits subject to the applicable enforcement procedure (as set out in the relevant provisions of the Luxembourg New Civil Procedure Code and as this procedure may be varied where an international treaty applies). The enforcement of such judgment could be refused under certain circumstances (determined by Luxembourg case law or, as applicable, under an international treaty) which may include (but are not limited to) non-enforceability of the foreign judgment in the country of origin, violation of rights of defence or due process, manifest incompatibility with Luxembourg public policy, inconsistency with the effects of an existing Luxembourg judgment or fraudulent obtainment of judgment.

(b)

Any judgment awarded in the courts of Luxembourg may be expressed in a currency other than the euro. However, any obligation to pay a sum of money would be enforceable in Luxembourg in terms of the euro only.

5.	QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1

The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reorganisation proceedings (including without limitation judicial reorganisation (réorganisation judiciaire) and reorganisation by amicable agreement (réorganisation par accord amiable)) or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2

Notwithstanding a foreign jurisdiction clause, the Luxembourg courts would, in principle, have jurisdiction to order provisional measures in connection with assets or persons located in Luxembourg and such measures would most likely be governed by Luxembourg law.

5.3

International public policy means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem to be of such significance so as to exclude the application of an (otherwise applicable) foreign law (deemed to be contrary in its results to such concepts). International public policy is a matter which is constantly evolving on the basis of the position of Luxembourg courts with respect to cases they hear. Accordingly, there is uncertainty as to what is considered as international public policy under Luxembourg law.

5.4

Claims may become barred under statutory limitation period rules and may be subject to defences of set-off or counter-claims. We express no opinion as to whether rights of set-off, including rights on close-out netting, are effective in a Luxembourg insolvency situation.

5.5	With respect to the opinions expressed in paragraph 4.6 above, the Luxembourg courts might not apply a chosen foreign law if that choice was not made bona fide and/or:

(a)	if it were not pleaded and proved; or

(b)

if such foreign law would be contrary to the mandatory provisions (lois impératives) or overriding mandatory provisions (lois de police) of Luxembourg law or manifestly incompatible with Luxembourg public policy; or

(c)

to the extent that relevant contractual obligations or matters fall outside of the scope of Regulation (EC) No 593/2008 of the European Parliament and the Council of 17 June 2008 on the law applicable to contractual obligations; or

(d)

if all other elements relevant to the situation are located in a country other than the jurisdiction of the chosen governing law, in which case the Luxembourg courts may apply the applicable mandatory provisions of such country; or

(e)

where the chosen governing law is not the law of an EU Member State, if all other elements relevant to the situation are located in one or several EU Member States, in which case the Luxembourg courts may apply applicable mandatory EU law provisions (as implemented in Luxembourg); or

(f)	where contractual obligations are to be or have been performed in another country where such performance is prohibited by overriding mandatory provisions; or

(g)

if a party is subject to insolvency proceedings, in which case the Luxembourg courts would apply the law of the jurisdiction where such insolvency proceedings have been duly opened (lex concursus) to the effects of such insolvency proceedings without prejudice to the exceptions provided for in the European Insolvency Regulation.

5.6

The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations or RESA, Recueil électronique des sociétés et associations, as applicable) unless the company proves that the relevant third parties had prior knowledge thereof.

5.7

We do not express or imply any opinion in respect of a withholding tax that may become due or payable pursuant to the Luxembourg law of 23 December 2005 as amended introducing a withholding tax of 20% on payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg.

5.8	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Agreements.

5.9

We express no opinion whatsoever on regulatory matters or on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

5.10

We express no opinion as to whether the performance of the Agreements would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof.

5.11

We have not made any enquiry regarding, and no opinion is expressed or implied in relation to, the accuracy of any representation or warranty given by, or concerning, any of the parties to the Agreements or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them, save as expressly provided herein.

5.12

The rights and obligations of the parties under the Agreements may be limited by the effects of (i) criminal law measures, including without limitation criminal freezing orders, or (ii) public law sanctions or restraining measures taken from time to time under applicable laws, treaties or other instruments.

5.13

A search at the Register is not capable of conclusively revealing whether a (and the Certificates do not constitute conclusive evidence that no) winding-up resolution, decision or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or judicial reorganisation (réorganisation judiciaire) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.14

As used in this legal opinion, the term enforceable means that the relevant rights and obligations are of a type which the Luxembourg courts do normally enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their respective terms, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, to grant grace periods, the provisions of Luxembourg procedure rules regarding remedies, enforcement measures available under Luxembourg law, mandatory provisions of Luxembourg law or principles of Luxembourg international public policy from time to time in force and the general principles of Luxembourg law in particular, the general principle of good faith performance.

5.15	Actions in Luxembourg courts must, in principle, be brought in the name of the principal not in the name of an agent of the principal.

5.16	Saved for the opinions expressed in paragraphs 4.6 and 4.7 above, we express no opinion whatsoever on the legal validity and the enforceability of the Agreements.

5.17

In the case of legal proceedings being brought before a Luxembourg court or production of the Agreements before an official Luxembourg authority, such Luxembourg court or official authority may require that the Agreements and/or any judgment obtained in a foreign court must be translated into French or German.

5.18	Punitive, treble or similar damages may not be enforceable in the Luxembourg courts.

6.

This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Agreements (or any document in connection therewith).

7.

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.

The Addressee who is entitled to, and does, rely on this legal opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose “claim” means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

9.

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you exclusively in connection with the Agreements, the Indenture and the Notes and may not be relied upon by you for any other purpose. We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplements. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under the U.S. Securities Act or the rules and regulations of the SEC.

Yours faithfully,

/s/ Frank Mausen

Allen & Overy

Frank Mausen*

Partner

Avocat à la Cour

*

This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.